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                                                                   EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 20, 1995 (except for the matter discussed in Notes 6, 7, and 8, as to which the date is February 22, 1996), with respect to the financial statements of the New York Vista for the years ended December 31, 1994, 1993 and 1992 included in the Registration Statement S-1 No. 333-00147 and related prospectus of Host Marriott Corporation for the registration of its common stock.

                                     Ernst & Young LLP

New York, New York

March 7, 1996